Exhibit 10.1
AMENDED AND RESTATED CREDIT AGREEMENT
By and Among
SESI, L.L.C.
(as Borrower),
SUPERIOR ENERGY SERVICES, INC.
(as Parent),
JPMORGAN CHASE BANK, N.A.
(as Agent),
AND
THE LENDERS PARTY HERETO

As of December 6, 2006

J.P. MORGAN SECURITIES INC.
(as Sole Lead Arranger and Sole Book Manager)

TABLE OF CONTENTS
Page No.

SCHEDULES AND EXHIBITS
SCHEDULE 1 (Commitment Amounts of the Lenders)
SCHEDULE 2 (Pricing Schedule)
SCHEDULE 3 (List of Borrower’s Subsidiaries)
SCHEDULE 4 (List of Existing Restrictions)
SCHEDULE 5 (List of Existing Investments)
EXHIBIT A (Compliance Certificate)
SCHEDULE 1 TO COMPLIANCE CERTIFICATE
EXHIBIT B (Assignment Agreement)
SCHEDULE 1 TO ASSIGNMENT AGREEMENT
ATTACHMENT TO SCHEDULE 1 TO ASSIGNMENT AGREEMENT
EXHIBIT C (Form of Guarantee and Collateral Agreement)
EXHIBIT D (Form of Certificate)

AMENDED AND RESTATED CREDIT AGREEMENT
     THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 6, 2006, is among SESI, L.L.C., as Borrower, SUPERIOR ENERGY SERVICES, INC., as Parent, JPMORGAN CHASE BANK, N.A., as Agent, and the lenders party hereto, who agree as follows:
RECITALS
     A. Superior Energy Services, Inc., (the “Parent”), SESI, L.L.C. (“Borrower”), Agent, WELLS FARGO BANK, N.A., as Syndication Agent, WHITNEY NATIONAL BANK, as Documentation Agent, and the Lenders party thereto executed an Amended and Restated Credit Agreement dated as of October 31, 2005 providing for a Revolving Loan in the aggregate principal amount of $150,000,000 (with an option to further increase the principal amount of the Revolving Loan from $150,000,000 to up to $250,000,000) (the “2005 Amended and Restated Credit Agreement”).
     B. Parent, Borrower, Agent and Lenders party thereto have executed a First Amendment to the 2005 Amended and Restated Credit Agreement dated as of May 3, 2006 permitting the Borrower to refinance certain existing senior unsecured Funded Indebtedness and to incur additional senior unsecured Funded Indebtedness of up to an aggregate principal amount of $300,000,000 (the 2005 Amended and Restated Credit Agreement, as amended by the foregoing, the “2005 Credit Agreement”).
     C. The Borrower has requested to amend and restate the 2005 Credit Agreement to (i) increase the principal amount of the Revolving Loan from $150,000,000 to $250,000,000; (ii) include a $200,000,000 Tranche B Term Loan to finance the acquisition (the “Transaction”) of Warrior Energy Services Corporation (“Warrior”); and (ii) make certain other modifications to the Credit Agreement. The Agent and the Lenders have accepted such requests on the terms and conditions set forth below.
     D. The parties hereto wish to reflect the foregoing transactions through an amendment and restatement of the 2005 Credit Agreement.
     NOW, THEREFORE, in consideration of their mutual covenants and undertakings, the Borrower, Parent, Agent and the Lenders hereby amend and restate the 2005 Credit Agreement in full to read as follows:

ARTICLE I
DEFINITIONS
     1.1 Definitions of Certain Terms Used Herein. As used in this Agreement, the following terms shall have the following meanings:
     “6 7/8% Senior Notes” means the 6 7/8% Senior Notes due 2014 issued pursuant to the 6 7/8% Senior Notes Indenture, as amended, supplemented, amended and restated or otherwise modified from time to time.
     “6 7/8% Senior Notes Indenture” means the Indenture relating to the 6 7/8% Senior Notes, dated as of May 22, 2006, among the Borrower, the Parent, the respective Subsidiaries of the Parent and The Bank of New York, as trustee, as amended, supplemented, amended and restated or otherwise modified from time to time.
     “Acquisition” means any transaction, or series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business concern or all or substantially all of the assets of any firm, corporation or limited liability company or division thereof that is a going business concern, whether through purchase of assets, merger or otherwise, or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding ownership interest of a partnership or limited liability company; “Acquisition” shall not include the formation of a Wholly-Owned Subsidiary of the Borrower or any Wholly-Owned Subsidiary of any Wholly-Owned Subsidiary of the Borrower.
     “Additional Contingent Consideration” means consideration payable by the Borrower or its Subsidiaries to sellers subsequent to the closing of an Acquisition that is dependent on the performance of the acquired company following the Acquisition. Notwithstanding the foregoing definition, the amount of Additional Contingent Consideration to be included for the purposes of determining the financial covenants in Section 6.18, shall be the amount of Additional Contingent Consideration (excluding any accrued interest) which through the date of determination of such covenant and based on the performance of the acquired company through the date of determination of such covenant, the Borrower reasonably anticipates paying to the sellers within the 12 months following the date of determination.
     “Adjusted Leverage Ratio” is defined in Section 6.18.2.
     “Advance” means a borrowing hereunder, (i) made by the Lenders on the same Borrowing Date or the Closing Date, (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Eurodollar Interest Period, or (iii) made by the Agent on the Swing Line Loan.

     “Affected Lender” is defined in Section 3.7.
     “Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 20% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.
     “Agent” means JPMorgan Chase Bank, N.A., in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.
     “Aggregate Revolving Extensions of Credit” means at any time, the aggregate amount of the extensions of credit of the Revolving Lenders outstanding at such time.
     “Aggregate Revolving Loan Commitment” means the aggregate of the Revolving Loan Commitments of all the Revolving Lenders, as reduced from time to time pursuant to the terms hereof.
     “Agreement” means this amended and restated credit agreement, as it may be amended or modified and in effect from time to time.
     “Alternate Base Rate” means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day or (ii) the Federal Funds Effective Rate for such day plus 1/2% per annum. “Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by JPMorgan Chase Bank, N.A. (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes. “Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.
     “Applicable Fee Rate” means, at any time, the percentage rate per annum at which commitment fees are accruing on the unused portion of the Aggregate Revolving Loan Commitment at such time as set forth in the Pricing Schedule.
     “Applicable Letter of Credit Fee Rate” means, at any time, with respect to Letters of Credit, the percentage rate per annum which is applicable at such time as set forth in the Pricing Schedule.
     “Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

     “Arranger” means J.P. Morgan Securities, Inc. and its successors.
     “Article” means an article of this Agreement unless another document is specifically referenced.
     “Asset Sale” means any sale, transfer or disposition of property or series of related sales, transfers or other dispositions of property (excluding any such sale, transfer or disposition permitted by clause 6.13(a)(i), (ii), (iv), (v) or (vi) (to the extent of any sales of oil, gas and other minerals in the ordinary course of business other than the sale, transfer or other disposition (other than Permitted Business Investments) of any oil and gas property or interest therein)) that yields gross proceeds to any Loan Party (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $1,500,000.
     “Assignment Agreement” means any assignment agreement in the form of Exhibit B, executed and delivered pursuant to Section 12.3.
     “Authorized Officer” means any of the President, any Vice President, Chief Financial Officer or Treasurer of the Borrower, acting singly.
     “Available Revolving Commitment” means as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Loan Commitment then in effect over (b) such Lender’s Revolving Obligations then outstanding.
     “Borrower” means SESI, L.L.C., a Delaware limited liability company, and its successors and assigns.
     “Borrowing Date” means a date on which an Advance is made hereunder.
     “Borrowing Notice” is defined in Section 2.7.
     “Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in New York City for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York City for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.
     “Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP, excluding (i) expenditures of insurance proceeds to rebuild or replace any asset after a casualty loss, (ii) leasehold improvement expenditures for which the Borrower or a Subsidiary is reimbursed promptly by the lessor and (iii) expenditures constituting consideration for Permitted Acquisition.

     “Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.
     “Capitalized Lease Expenses” means, with reference to any period, the lease expenses of the Borrower and its Subsidiaries with respect to Capitalized Leases calculated on a consolidated basis for such period.
     “Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.
     “Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank or trust company organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P” ) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
     “Change” is defined in Section 3.2.
     “Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were neither (i) nominated by the board of directors of the Parent nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Parent by any Person or group.
     “Closing Date” means the date upon which the conditions set forth in Section 4.1 shall have been satisfied or waived by the Lenders.
     “Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
     “Collateral” shall mean all of the types of property described in Section 2.18, or as otherwise described as such in any Collateral Documents.
     “Collateral Documents” means, collectively, the Shared Collateral Documents and the Term Loan Collateral Documents.
     “Commitment” means, for each Lender, the sum of such Lender’s Revolving Loan Commitment (if any) and its Tranche B Term Commitment (if any).
     “Compliance Certificate” means the certificate required from the Borrower from time to time in the form of Exhibit A, signed by an Authorized Officer of the Borrower.
     “Conduit Lender” means any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 3.1, 3.2, 3.4, 3.5 or 9.6 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.
     “Consolidated Current Assets” means at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Parent and its Subsidiaries at such date.
     “Consolidated Current Liabilities” means at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Parent and its Subsidiaries at such date, but excluding (a) the current portion of any Long-Term Debt of the Parent and its Subsidiaries and (b) without duplication of clause (a) above, all Funded Indebtedness consisting of Revolving Loans or Swing Line Loans to the extent otherwise included therein.
     “Consolidated Net Tangible Assets” as of any date of determination, means the total amount of assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) which would appear on a consolidated balance sheet of the Parent and its Subsidiaries consisting of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of:
     (1) minority interests in such consolidated Subsidiaries held by Persons other than Parent, the Borrower or a Restricted Subsidiary;
     (2) excess of cost over fair value of assets of businesses acquired, as determined in good faith;
     (3) any revaluation or other write-up in book value of assets subsequent to the Closing Date as a result of a change in the method of valuation in accordance with GAAP consistently applied;
     (4) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;
     (5) treasury stock;
     (6) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Equity Interests to the extent such obligation is not reflected in Consolidated Current Liabilities; and
     (7) Investments in and assets of Subsidiaries which are not Restricted Subsidiaries.
     “Consolidated Working Capital” means at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Conversion/Continuation Notice” is defined in Section 2.8.
     “Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.
     “Domestic Subsidiaries” means Subsidiaries of the Borrower incorporated or organized under the laws of any state of the United States of America (but excluding Warrior).
     “ECF Percentage” means 50%; provided that the ECF Percentage shall be reduced to 25% during any period in which the Leverage Ratio for the period of four fiscal quarters most recently ended is less than 1.5 to 1.0.

     “EBITDA” means Net Income plus, to the extent deducted in determining Net Income, (i) Interest Expense, (ii) Income Taxes, (iii) depreciation expense, (iv) amortization expense, (v) other non-cash charges, and (vi) extraordinary non-cash losses, minus, to the extent included in determining Net Income, extraordinary gains and other non-cash items which would increase Net Income, all calculated for the Parent, Borrower and Borrower’s Subsidiaries on a consolidated basis; provided, however, that following a Permitted Acquisition by the Borrower or any of its Subsidiaries, calculation of EBITDA for the fiscal quarter in which such Permitted Acquisition occurred and each of the three fiscal quarters immediately following such Permitted Acquisition shall be made on a Pro Forma Basis.
     “Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.
     “Equity Interest” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
     “Equity Issuance” means the issuance by the Parent of its common stock pursuant to any underwritten public offering.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.
     “Eurodollar Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.
     “Eurodollar Base Rate” means, with respect to a Eurodollar Advance for the relevant Eurodollar Interest Period, the applicable British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars as reported by any generally recognized information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Eurodollar Interest Period, and having a maturity equal to such Eurodollar Interest Period, provided that, (i) if no such British Bankers’ Association Interest Settlement Rate is available to the Agent, the applicable Eurodollar Base Rate for the relevant Eurodollar Interest Period shall instead be the rate determined by the Agent to be the rate at which JPMorgan Chase Bank, N.A. or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Eurodollar Interest Period, in the approximate amount of JPMorgan Chase Bank, N.A.’s relevant Eurodollar Loan and having a maturity equal to such Eurodollar Interest Period.

     “Eurodollar Interest Period” means, with respect to a Eurodollar Advance, a period of one, two, three or six months (or other period acceptable to all of the Lenders) commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Eurodollar Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months (or other period acceptable to all of the Lenders) thereafter, provided, however, that if there is no such numerically corresponding day in such next, second or third succeeding month, such Eurodollar Interest Period shall end on the last Business Day of such next, second or third succeeding month. If an Eurodollar Interest Period would otherwise end on a day which is not a Business Day, such Eurodollar Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Eurodollar Interest Period shall end on the immediately preceding Business Day. Notwithstanding the foregoing, from the period from the Closing Date through the earlier of the completion of the syndication of the Obligations or 90 days after the Closing Date, at the Agent’s option, the Eurodollar Interest Period shall not exceed 14 days.
     “Eurodollar Loan” means a Loan which, except as otherwise provided in Section 2.10, bears interest at the applicable Eurodollar Rate.
     “Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Eurodollar Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Eurodollar Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Eurodollar Interest Period, plus (ii) the Applicable Margin.
     “Event of Default” means an event described in Article VII.
     “Excess Cash Flow” means for any fiscal year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, and (iv) the aggregate net amount of non-cash loss on the sale, transfer or other disposition of property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Net Income minus (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Net Income, (ii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Funded Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of all prepayments of Revolving Loans and Swing Line Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Loan Commitments and all optional prepayments of the Term Loan during such fiscal year, (iv) the aggregate amount of all regularly scheduled principal payments of Long-Term Debt (including the Term Loan) of the Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) increases in Consolidated Working Capital for such fiscal year, (vi) the aggregate net amount of non-cash gain on the sale, transfer or other disposition of property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), and (vii) cash used to fund Permitted Acquisitions

(reduced by the principal amount of Funded Indebtedness incurred in connection with such Permitted Acquisitions).
     “Excess Cash Flow Application Date” is defined in Section 2.6.1 (c).
     “Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Agent is incorporated or organized or (ii) the jurisdiction in which the Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located.
     “Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.
     “Facility” means each of (a) the Tranche B Term Commitments and the Term Loans made thereunder and (b) the Revolving Loan Commitments and the extensions of credit made thereunder.
     “Fixed Charge Coverage Ratio” is defined in Section 6.18.3.
     “Floating Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.
     “Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.10, bears interest at the Floating Rate.
     “Floating Rate Loan” means a Loan which, except as otherwise provided in Section 2.10, bears interest at the Floating Rate.
     “Funded Indebtedness” of a Person means, without duplication, such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, bonds, debentures, acceptances, or other instruments, (v) obligations to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (viii) liquidation value of all mandatorily redeemable preferred capital stock, (ix) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person; (x) obligations, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit or similar arrangements (but excluding performance bonds of any type, including in the form of letters of credit); and (xi) Guarantee Obligations in respect of obligations of the kind referred to in clauses (i) through (x) above. Funded Indebtedness of any Person shall include Funded Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Funded Indebtedness expressly provide that such Person is not liable therefor.
     “Funding Office” means the office of the Agent specified in Section 13.1 or such other office as may be specified from time to time by the Agent as its funding office by written notice to the Borrower and the Lenders.
     “GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.
     “Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and Warrior, substantially in the form of Exhibit C, to secure the Term Loan Obligations.
     “Guarantee Obligation” means as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Funded Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
     “Income Taxes” means, with reference to any period, all federal, state and local income taxes paid or provided for (accrued) by the Parent, Borrower and Borrower’s Subsidiaries, calculated on a consolidated basis for such period.

     “Interest Expense” means, with reference to any period, the interest expense of the Parent, Borrower and Borrower’s Subsidiaries calculated on a consolidated basis for such period, and, in the case of a Permitted Acquisition, imputed interest determined as set forth in the definition of Pro Forma Basis.
     “Investment” is defined in Section 6.20.
     “Issuing Lender” is defined in Section 2.2.1.
     “L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 2.2.1.
     “Lenders” means the lending institutions listed on Schedule 1 hereto (as amended or replaced from time to time) and their respective successors and assigns. Unless otherwise specified herein, the term “Lenders” includes the Agent in its capacity as a lender.
     “Lending Installation” means, with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent listed on Schedule 1 hereto (or any superseding Schedule 1) or otherwise selected by such Lender or the Agent pursuant to Section 2.16.
     “Letter of Credit” of a Person means a letter of credit or similar instrument which is issued by a Lender upon the application of the Borrower or any of its Subsidiaries as set forth in Section 2.2.
     “Leverage Ratio” is defined in Section 6.18.1.
     “Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).
     “Loan” means, with respect to a Lender, such Lender’s loan (including the Swing Line Loan) made pursuant to Article II (or any conversion or continuation thereof), and all Revolving Loans, whether made or continued as or converted to Floating Rate Loans or Eurodollar Loans.
     “Loan Documents” means this Agreement, any Notes issued pursuant to Section 2.12 and the Collateral Documents.
     “Loan Parties” means each of the Borrower, Warrior, the Parent and their respective Subsidiaries that is a party to a Loan Document.
     “Long-Term Debt” means as to any Person, all Funded Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Funded Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Funded Indebtedness in respect of the Loans.
     “Majority Facility Lenders” means, with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Revolving Loan Commitments, as the case may be, outstanding under such Facility.
     “Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Parent, Borrower and Borrower’s Subsidiaries taken as a whole, (ii) the ability of the Parent, the Borrower and the other Loan Parties taken as a whole to perform fully and on a timely basis their obligations under any of the Loan Documents to which they are parties or (iii) the validity or enforceability in any material respect of any of the Loan Documents or the rights and remedies of the Agent or the Lenders under the Loan Documents, provided that for purposes of Section 4.1 only, “Material Adverse Effect” shall have the meaning set forth therein.
     “Material Indebtedness” is defined in Section 7.5.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Net Cash Proceeds” means in connection with (a) any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Funded Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Collateral Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) any incurrence of Funded Indebtedness, the cash proceeds received from such incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.
     “Net Equity Proceeds” means the aggregate cash proceeds received by the Parent in respect of any Equity Issuance, net of (without duplication) the direct costs relating to such Equity Issuance (including without limitation, legal, accounting and investment banking fees and underwriting discounts and commissions).
     “Net Income” means, for any period, the consolidated net income (or loss) of the Parent, the Borrower and the Borrower’s Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any

Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or requirement of law applicable to such Subsidiary.
     “Net Worth” means, as of any time, total stockholders’ equity of the Parent, Borrower and Borrower’s Subsidiaries calculated on a consolidated basis as of such time.
     “Non-U.S. Lender” is defined in Section 3.5(iv).
     “Note” means any promissory note evidencing the Loans issued at the request of a Lender pursuant to Section 2.12.
     “Obligations” means the Revolving Obligations and the Term Loan Obligations.
     “Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.
     “Other Taxes” is defined in Section 3.5(ii).
     “Participants” is defined in Section 12.2.1.
     “Parent” means Superior Energy Services, Inc., a Delaware corporation and the sole member of the Borrower.
     “Payment Date” means the last day of each month.
     “Permitted Business Investments” means Investments and expenditures made in the ordinary course of, and of a nature that is customary in, the oil and gas business as means of actively exploiting, acquiring, developing, processing, gathering, marketing or transporting oil, natural gas, other hydrocarbons and minerals through agreements, transactions, interests or arrangements that permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the oil and gas business jointly with third parties, including: ownership interests in oil, natural gas, other hydrocarbon and mineral properties or gathering, transportation, processing, storage or related systems; and entry into, and Investments and expenditures in the form of or pursuant to, operating agreements, working interests, royalty interests, mineral leases, processing agreements, farm-in agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil, natural gas, other hydrocarbons and minerals, production sharing agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), limited liability company agreements, subscription agreements, stock purchase agreements, stockholder agreements and other similar agreements with third parties that a reasonable and prudent oil and gas industry owner or operator would find acceptable.
     “PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
     “Permitted Acquisition” means an Acquisition permitted by the terms of Section 6.15, or otherwise consented to by the Agent and the Required Lenders.
     “Permitted Liens” is defined in Section 6.14.
     “Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.
     “Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower may have any liability.
     “Pricing Schedule” is the pricing schedule set forth on Schedule 2.
     “Pro Forma Financial Statements” means the unaudited pro forma consolidated balance sheet of the Parent and its consolidated Subsidiaries as at the date of the most recent quarterly balance sheet delivered pursuant to Section 4.1 (including the notes thereto), including a pro forma statement of operations and statement of cash-flows for the 9-month period ending on such date, in each case adjusted to give effect to the consummation of the Transaction and the financings contemplated hereby as if such transactions had occurred on such date or on the first day of such period, as applicable, prepared in accordance with Regulation S-X of the Securities Act of 1933, as amended, and consistent in all material respects with information previously provided by the Parent and the Borrower.
     “Pro Forma Basis” means, following a Permitted Acquisition, the calculation of the Funded Indebtedness and EBITDA components of the Leverage Ratio, the Adjusted Leverage Ratio and Fixed Charge Coverage Ratio for the fiscal quarter in which such Permitted Acquisition occurred and each of the three fiscal quarters immediately following such Permitted Acquisition with reference to the audited historical financial results of the Person, business, division or group of assets acquired in such Permitted Acquisition (or if such audited historical financial results are not available, such management prepared financial statements as are acceptable to the Agent) and the Borrower and its Subsidiaries for the applicable test period after giving effect on a pro forma basis to such Permitted Acquisition and assuming that such Permitted Acquisition had been consummated at the beginning of such test period. For purposes of calculating EBITDA on a Pro Forma Basis, the Borrower may exclude expenses reasonably believed by the Borrower will be saved as a result of the Acquisition, but only to the extent consistent with Regulation S-X of the Securities Act of 1933, as amended.
     “Pro Rata Share” means, with respect to any Lender making a Revolving Loan, at any time, the percentage obtained by dividing (i) the Lender’s Revolving Loan Commitment at such time (in each case, as adjusted from time to time in accordance with the provisions of this Agreement) by (ii) the sum of the aggregate amount of the Aggregate Revolving Loan

Commitment at such time, provided, however, that if all of the Revolving Loan Commitments are terminated pursuant to the terms of this Agreement, then “Pro Rata Share” means, with respect to any Lender at any time, the percentage obtained by dividing (x) the Revolving Loans outstanding at such time (excluding the amounts outstanding on the Swing Line Loan) by (y) the aggregate amount of Revolving Loans outstanding hereunder at such time.
     “Projected Acquisition” means the projected acquisition by the Borrower of all the Equity Interest of a UK-based company, for a price of approximately $47,000,000, whose principal business is to be a provider of offshore accommodation rentals, with operations in Europe, Africa, the Americas and South-East Asia.
     “Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.
     “Purchasers” is defined in Section 12.3.1.
     “Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into between the Borrower and any Lender or Affiliate thereof which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.
     “Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions. The value of Rate Management Obligations at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or any of its Subsidiaries would be required to pay if the related Rate Management Transaction were terminated at such time.
     “Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Loan Party, in any such case in excess of $1,500,000.
     “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.
     “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.
     “Reinvestment Deferred Amount” means with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Loan Party in connection therewith that are not applied to prepay the Term Loan pursuant to Section 2.11(b) as a result of the delivery of a Reinvestment Notice.
     “Reinvestment Event” means any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.
     “Reinvestment Notice” means a written notice executed by an Authorized Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business.
     “Reinvestment Prepayment Date” means with respect to any Reinvestment Event, the earlier of (a) the date occurring 365 days after such Reinvestment Event (provided that in the case of a series of related Recovery Events arising from a single event or occurrence, such date shall be the day occurring 90 days after the last such Recovery Event, unless the Agent shall determine that a longer period not to exceed 180 days after such Recovery Event is warranted under the circumstances) and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.
     “Reinvestment Prepayment Amount” means with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the Borrower’s business.
     “Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.
     “Reports” is defined in Section 9.6.
     “Required Lenders” means the holders of more than 50% of the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Revolving Loan Commitments then in effect.
     “Reserve Requirement” means, with respect to an Eurodollar Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

     “Restricted Payments” is defined in Section 6.10.
     “Restricted Subsidiaries” shall have the meaning set forth under the 6 7/8% Senior Notes Indenture as in effect the date hereof without giving effect to any amendment or termination thereof.
     “Revolving Lenders” means each Lender that has a Revolving Loan Commitment or that holds Revolving Loans.
     “Revolving Loan” is defined in Section 2.1.1.
     “Revolving Loan Commitment” means, for each Lender, the obligation of such Lender to make Revolving Loans not exceeding the amount set forth on Schedule 1 under the caption “Revolving Loan Commitment” (as amended or replaced from time to time) or as set forth in any Assignment Agreement relating to any assignment that has become effective pursuant to Section 12.3, as such amount may be modified from time to time pursuant to the terms hereof.
     “Revolving Loan Termination Date” means June 14, 2011 or any earlier date upon which the Aggregate Revolving Loan Commitment is reduced to zero or otherwise terminated pursuant to the terms of Section 2.4.
     “Revolving Obligations” means all obligations of the Borrower to the Revolving Lenders, from time to time, arising from the Revolving Loan under the Loan Documents, including without limitation, all unpaid principal of and accrued and unpaid interest on the Revolving Loans, all commercial and standby letters of credit and bankers acceptances, issued by any Lender, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Revolving Lenders or to any Lender, the Agent or any indemnified party arising from the Revolving Loans under the Loan Documents.
     “Risk-Based Capital Guidelines” is defined in Section 3.2.
     “S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.
     “Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.
     “Section” means a numbered section of this Agreement, unless another document is specifically referenced.
     “Secured Obligations” means, collectively, (i) the Obligations and (ii) all Rate Management Obligations owing to one or more Lenders.
     “Shared Collateral Documents” means, collectively, all guaranties and all security agreements, financing statements, mortgages, deeds of trust, assignments creating and perfecting security interests, liens, or encumbrances (all of the foregoing including those existing prior to the consummation of the Transaction) in the assets and Equity Interests of the Borrower and its Subsidiaries (but excluding Warrior) in favor of the Agent, for the benefit of the Lenders to secure the Secured Obligations (but in the case of the Term Loan Obligations, only to the extent permitted under Sections 4.09(b)(1) and 4.12 and clause (7) of the definition of Permitted Liens in Section 1.01 of the 6 7/8% Senior Notes Indenture).
     “Subsidiary” means (i) any corporation, more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by the Borrower or by one or more of its Subsidiaries or by the Borrower and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization, more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.
     “Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which (i) represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, or (ii) is responsible for more than 10% of the consolidated net sales or of the Net Income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.
     “Swing Line Lender” means JPMorgan Chase Bank, N.A., in its capacity as the lender of Swing Line Loans.
     “Swing Line Loan” is defined in Section 2.1.4.
     “Swing Line Note” means the promissory note evidencing the Swing Line Loan.
     “Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes.
     “Term Loan” means a Tranche B Term Loan.
     “Term Loan Collateral Documents” means, collectively, the Guarantee and Collateral Agreement and all other security documents hereafter delivered to the Agent by Warrior granting a Lien to secure the Term Loan Obligations of any Loan Party under any Loan Document (or by Borrower granting such a Lien on the capital stock of Warrior).
     “Term Loan Obligations” means all obligations of the Borrower to the Tranche B Term Lenders, from time to time, arising from the Term Loans under the Loan Documents, including without limitation, all unpaid principal of and accrued and unpaid interest on the Term Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Tranche B Term Lenders or to any Lender, the Agent or any indemnified party arising from the Term Loans under the Loan Documents.
     “Tranche B Term Lender” means each Lender that has a Tranche B Term Commitment or that holds a Tranche B Term Loan.

     “Tranche B Term Commitment” as to any Lender, the obligation of such Lender, if any, to make a Tranche B Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Tranche B Term Commitment” opposite such Lender’s name on Schedule 1. The original aggregate amount of the Tranche B Term Commitments is $200,000,000.
     “Tranche B Term Loan” is defined in Section 2.2A.1.
     “Tranche B Term Percentage” means as to any Tranche B Term Lender at any time, the percentage which such Lender’s Tranche B Term Commitment then constitutes of the aggregate Tranche B Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Tranche B Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche B Term Loans then outstanding).
     “Transaction” has the meaning specified in the preamble to this Agreement.
     “Transaction Agreement” means the Agreement and Plan of Merger, dated September 22, 2006 among the Borrower, SPN Acquisition Sub, Inc. and Warrior.
     “Transferee” is defined in Section 12.4.
     “Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance.
     “Warrior” means Warrior Energy Services Corporation, or its successor pursuant to the Transaction.
     “Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.
     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II
THE CREDITS
     2.1 Revolving Loans; Swing Line Loan.
     2.1.1 Making the Revolving Loans. Subject to the terms and conditions hereof and prior to the Revolving Loan Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make revolving loans to the Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding the amount of its Revolving Loan Commitment (each individually a “Revolving Loan” and, collectively, the “Revolving Loans”). Subject to the provisions of Section 2.1.3 below, the maximum aggregate amount of the Revolving Loan Commitments shall be $250,000,000. Each Advance under this Section 2.1.1 shall consist of Revolving Loans made by each Lender ratably in proportion to such Lender’s respective Pro Rata Share, it being understood that no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loan hereunder nor shall the Revolving Loan Commitment of any Lender be increased or decreased as a result of any such failure. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans at any time prior to the Revolving Loan Termination Date. The Revolving Loan Commitments of the Lenders shall expire on the Revolving Loan Termination Date. On the Revolving Loan Termination Date, the Borrower shall repay in full the outstanding principal balance of the Revolving Loans. To the extent that a Lender’s Pro Rata Share as shown on Schedule 1 is different for such Lender’s Pro Rata Share under the 2005 Credit Agreement, such Lender hereby assigns or accepts the interests of the other Lenders’ Pro Rata Shares in order to reflect such difference.
     2.1.2 Foreign Currencies. At any time prior to the Revolving Loan Termination Date, each Lender severally agrees, on terms and conditions to be set forth in an amendment to this Agreement, to make revolving loans to the Borrower in one or more foreign currencies in amounts not to exceed in the aggregate at any one time outstanding the equivalent amount of $50,000,000. Following such request, the Borrower, Agent and Lenders shall negotiate an amendment to this Agreement specifying (i) the applicable currency or currencies, (ii) setting forth the applicable interest rates, maturity dates and repayment and prepayment terms, (iii) providing for the calculation of all financial covenants and other monetary limitations in equivalent United States Dollars, and (iv) setting forth such other provisions as the Agent and the Required Lenders shall require.
     2.1.3 [Reserved]
     2.1.4 Making the Swing Line Loan. (a) Subject to the terms and conditions hereof, the Swing Line Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Loan Commitments prior to the Revolving Loan Termination Date by making swing line loans (“Swing Line Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swing Line Loans outstanding at any time shall not exceed $10,000,000 (notwithstanding that the Swing Line Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed such amount) and (ii) the

Borrower shall not request, and the Swing Line Lender shall not make, any Swing Line Loan if, after giving effect to the making of such Swing Line Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrower may use the Swing Line Loan by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swing Line Loans shall bear interest at the Floating Rate only.
          (b) The Borrower shall repay to the Swing Line Lender the then unpaid principal amount of each Swing Line Loan on the earlier of the Revolving Loan Termination Date and the first date after such Swing Line Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swing Line Loan is made; provided that on each date that a Revolving Loan is borrowed, the Borrower shall repay all Swing Line Loans then outstanding.
     2.1.5 Procedure for Swing Line Borrowing; Refunding of Swing Line Loans. (a) Whenever the Borrower desires that the Swing Line Lender make Swing Line Loans it shall give the Swing Line Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swing Line Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day prior to the Revolving Loan Termination Date). Each borrowing under the Swing Line Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swing Line Loans, the Swing Line Lender shall make available at the Funding Office an amount in immediately available funds equal to the amount of the Swing Line Loan to be made by the Swing Line Lender. The Agent shall make the proceeds of such Swing Line Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Agent on such Borrowing Date in immediately available funds.
          (b) The Swing Line Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swing Line Lender to act on its behalf), on one Business Day’s notice given by the Swing Line Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Pro Rata Share of the aggregate amount of the Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date of such notice, to repay the Swing Line Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Agent to the Swing Line Lender for application by the Swing Line Lender to the repayment of the Refunded Swing Line Loans. The Borrower irrevocably authorizes the Swing Line Lender to charge the Borrower’s accounts with the Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swing Line Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swing Line Loans.

          (c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.1.5(b), one of the events described in Section 7.6 or 7.7 shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swing Line Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.1.5(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.1.5(b), purchase for cash an undivided participating interest in the then outstanding Swing Line Loans by paying to the Swing Line Lender an amount (the “Swing Line Participation Amount”) equal to (i) such Revolving Lender’s Pro Rata Share times (ii) the sum of the aggregate principal amount of Swing Line Loans then outstanding that were to have been repaid with such Revolving Loans.
          (d) Whenever, at any time after the Swing Line Lender has received from any Revolving Lender such Lender’s Swing Line Participation Amount, the Swing Line Lender receives any payment on account of the Swing Line Loans, the Swing Line Lender will distribute to such Lender its Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swing Line Loans then due); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Revolving Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.
          (e) Each Revolving Lender’s obligation to make the Loans referred to in Section 2.1.5(b) and to purchase participating interests pursuant to Section 2.1.5(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 4, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
     2.2 Letters of Credit.
     2.2.1 Issuance of Letters of Credit. From and including the Closing Date, the Agent or, with the approval of the Borrower, any Lender (the “Issuing Lender”) shall issue one or more Letters of Credit for the account of the Borrower or any of its Subsidiaries, pursuant to the Issuing Lender’s standard form of application for letters of credit. The aggregate face amount of all outstanding Letters of Credit (i) shall constitute a portion of the Aggregate Revolving Loan Commitments (thereby reducing the Revolving Loan Commitments available for Revolving Loans on a dollar-for-dollar basis), and (ii) shall not exceed $150,000,000. If the expiry date of a Letter of Credit is initially after the Revolving Loan Termination Date, and if the Revolving Loan Termination Date is not extended to a date after the expiry date of the Letter of Credit, then the Borrower shall, not later than five Business Days prior to the Revolving Loan Termination

Date, either cause the Letter of Credit to be returned to the Issuing Lender, or secure the Letter of Credit by delivering to the Issuing Lender, for the benefit of the Lenders, one of the following: (i) cash in an amount equal to 105% of the face amount of the Letter of Credit which shall be held in pledge until the Letter of Credit is paid or expires without being drawn upon; or (ii) a backup letter of credit issued by a financial institution acceptable to the Agent and the Issuing Lender in their sole discretion, for the benefit of the Issuing Lender, in the face amount of the Letter of Credit and on terms satisfactory to the Agent and the Issuing Lender.
     2.2.2 Risk Participation. Immediately upon the issuance of a Letter of Credit by the Issuing Lender, each other Lender shall be deemed to have automatically, unconditionally and irrevocably (except as provided for in Section 10.8) purchased from the Issuing Lender an undivided interest and participation in such Letter of Credit, the obligations in respect thereof, and the liability of the Issuing Lender, equal to the face amount of such Letter of Credit multiplied by such Lender’s Pro Rata Share.
     2.2.3 Letter of Credit Fees. (a) The Borrower agrees to pay the Issuing Lender a fronting fee in an amount agreed between the Borrower and the Issuing Lender (but not less than 0.125% per annum on the face amount of the Letter of Credit), payable quarterly in arrears on the last day of each calendar quarter, for the term of the Letter of Credit, together with the Issuing Lender’s customary letter of credit issuance and processing fees. The fronting fee and customary letter of credit issuance and processing fees shall be retained by the Issuing Lender and shall not be shared with the other Lenders.
          (b) In addition, the Borrower agrees to pay the Agent a fee equal to the Applicable Letter of Credit Fee Rate (on a per annum basis) shown on the Pricing Schedule times the aggregate face amount of all outstanding Letters of Credit (as reduced from time to time), payable quarterly in arrears on the last day of each calendar quarter, for the term of the Letter of Credit and shall be shared by the Issuing Lender and the other Lenders on the basis of each Lender’s Pro Rata Share.
     2.2.4 Guaranty of Subsidiaries. The Borrower hereby absolutely and unconditionally guarantees the prompt and punctual payment of all Obligations of all Subsidiaries to the Agent and Lenders arising from the issuance of any Letters of Credit for the account of one or more Subsidiaries.
     2.2A. Term Loans.
     2.2A.1. Tranche B Term Loans. Subject to the terms and conditions hereof, each Tranche B Term Lender severally agrees to make a term loan (a “Tranche B Term Loan”) to the Borrower on the Closing Date in an amount not to exceed the amount of the Tranche B Term Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or Floating Rate Loans, as determined by the Borrower and notified to the Agent in accordance with Sections 2.7 and 2.8.
     2.2A.2. Repayment of Term Loans. The Tranche B Term Loans shall be repayable in quarterly installments equal to $500,000 on each March 31, June 30, September 30 and

December 31, beginning on March 31, 2007, and the balance of the Tranche B Term Loans shall be repayable on December 15, 2013.
     2.3 Types of Advances. The Advances must be either Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.7 and 2.8.
     2.4 Commitment Fee; Reductions in Aggregate Revolving Loan Commitment; Other Fees. (a) The Borrower agrees to pay to the Agent, to be shared by the Lenders on the basis of each Lender’s Pro Rata Share, a commitment fee at a per annum rate equal to the Applicable Fee Rate on the daily unused portion of the Aggregate Revolving Loan Commitment from the date hereof to and including the Revolving Loan Termination Date, payable quarterly in arrears on last day of each calendar quarter hereafter and on the Revolving Loan Termination Date. For the purposes hereof, “unused portion” shall mean the Aggregate Revolving Loan Commitment, minus the aggregate principal amount outstanding on all Revolving Loans, minus the aggregate face amount of all outstanding Letters of Credit. Swing Line Loans shall not count as usage of any Lender’s Revolving Loan Commitment for purposes of calculating the commitment fee due hereunder.
          (b) The Borrower may permanently reduce the Aggregate Revolving Loan Commitment in whole, or in part ratably among the Lenders in integral multiples of $1,000,000, upon at least five Business Days’ written notice to the Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Revolving Loan Commitment may not be reduced below the aggregate principal amount of the outstanding Revolving Loans, the Swing Line Loan and the aggregate face amount of all outstanding Letters of Credit. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Revolving Loans hereunder.
          (c) The Borrower agrees to pay to the Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Agent and to perform any other obligations contained therein.
     2.5 Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $1,000,000 (and in multiples of $100,000 if in excess thereof), and each Floating Rate Advance (other than an Advance to repay a Swing Line Loan) shall be in the minimum amount of $200,000 (and in multiples of $100,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Revolving Loan Commitment.
     2.6 Prepayments.
     2.6.1 Optional Prepayments. The Borrower may from time to time pay, without penalty or premium, in a minimum aggregate amount of $1,000,000 or any integral multiple of $100,000 in excess thereof, any portion of the outstanding Floating Rate Advances (or the full outstanding balance of all Floating Rate Advances, if less than such minimum), upon one Business Days’ prior notice to the Agent. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but otherwise without penalty or premium, in a minimum aggregate amount of $1,000,000 or any integral multiple of $100,000 in excess thereof, any portion (or the full outstanding balance of all Eurodollar Advances, if less than such minimum) of the outstanding Eurodollar Advances upon five Business Days’ prior notice to the Agent.
     2.6.2 Mandatory Prepayments. (a) An amount equal to 50% of the Net Equity Proceeds of any Equity Issuance shall be applied on the date thereof toward the prepayment of the Term Loans as set forth in Section 2.6.2 (d). If any Funded Indebtedness shall be issued or incurred by any Loan Party (excluding any Funded Indebtedness incurred in accordance with Section 6.11), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Term Loans as set forth in Section 2.6.2 (d).
          (b) If on any date any Loan Party shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on the later of such date and the date which is 30 days after such Asset Sale or Recovery Event toward the prepayment of the Term Loans as set forth in Section 2.6.2 (d); provided, that, notwithstanding the foregoing, (i) the Net Cash Proceeds of Asset Sales and Recovery Events may be excluded from the foregoing requirement up to an amount not to exceed $5,000,000 in the aggregate in any fiscal year of the Borrower, (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans as set forth in Section 2.6.2 (d), and (iii) in the case of a series of related Recovery Events arising from a single event or occurrence, the Reinvestment Notice with respect to the entire series of Recovery Events may be delivered within 30 days after the first such Recovery Event.
          (c) If, for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 2007, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply the ECF Percentage of such Excess Cash Flow toward the prepayment of the Term Loans as set forth in Section 2.6.2 (d). Each such prepayment and commitment reduction shall be made on a date (an “Excess Cash Flow Application Date”) no later than five days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 6.1, for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.
          (d) Amounts to be applied in connection with prepayments made pursuant to Section 2.6.2. shall be applied to the prepayment of the Term Loans in accordance with Section 2.11 (b). The application of any prepayment pursuant to Section 2.6.2. shall be made, first, to Floating Rate Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under Section 2.6.2. shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.
     2.7 Method of Selecting Types and Eurodollar Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Eurodollar Interest Period applicable thereto from time to time. The Borrower shall give the

Agent irrevocable notice (a “Borrowing Notice”) not later than 11:00 a.m. (New York City time) at least one Business Day before the Borrowing Date of each Floating Rate Advance (other than a Swing Line Loan) and three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:
(i)	the Borrowing Date, which shall be a Business Day, of such Advance;

(ii)	the aggregate amount of such Advance;

(iii)	the Type of Advance selected; and

(iv)	in the case of each Eurodollar Advance, the Eurodollar Interest Period applicable thereto.
With respect to Term Loans, the Borrower shall give the Agent a Borrowing Notice one Business Day prior to the anticipated Closing Date requesting that the Tranche B Term Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed.
Not later than 1:00 p.m., New York City time on each Borrowing Date, or on the Closing Date with respect to Term Loans, each Lender shall make available its Loan or Loans in funds immediately available in New York City to the Agent at the Funding Office. The Agent will make the funds so received from the Lenders available to the Borrower at the Agent’s aforesaid address.
     The Borrower shall not be entitled to more than six Eurodollar Rate tranches and one Floating Rate tranche at any one time on the Revolving Loan.
     2.8 Conversion and Continuation of Outstanding Advances. Floating Rate Advances (other than Swing Line Loans) shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.8 or are repaid. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Eurodollar Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.6 or (y) the Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Eurodollar Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Eurodollar Interest Period. Subject to the terms of Section 2.5, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurodollar Advance. The Borrower shall give the Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 11:00 a.m. (New York City time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:
(i)	the requested date, which shall be a Business Day, of such conversion or continuation,

(ii)	the aggregate amount and Type of the Advance which is to be converted or continued, and

(iii)	the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Eurodollar Interest Period applicable thereto.
     2.9 Changes in Interest Rate, etc. Each Floating Rate Advance (other than a Swing Line Loan) shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.8, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.8 hereof, at a rate per annum equal to the Floating Rate for such day. Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swing Line Loan is made but excluding the date it is paid, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Eurodollar Interest Period applicable thereto to (but not including) the last day of such Eurodollar Interest Period at the interest rate determined by the Agent as applicable to such Eurodollar Advance based upon the Borrower’s selections under Sections 2.7 and 2.8 and otherwise in accordance with the terms hereof. No Eurodollar Interest Period with respect to any Revolving Loan may end after the Revolving Loan Termination Date. The Borrower shall use commercially reasonable efforts to select Eurodollar Interest Periods so that it is not necessary to repay any portion of a Eurodollar Advance prior to the last day of the applicable Eurodollar Interest Period in order to make a mandatory repayment required by this Agreement.
     2.10 Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.7 or 2.8, during the continuance of an Event of Default or Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of an Event of Default under Section 7.2, 7.6 or 7.7 (i) each Eurodollar Advance (in the case of an Event of Default under Section 7.2, with respect to which such Event of Default shall exist) shall bear interest for the remainder of the applicable Eurodollar Interest Period at the rate otherwise applicable to such Eurodollar Interest Period plus 2% per annum and (ii) each Floating Rate Advance (in the case of an Event of Default under Section 7.2, with respect to which such Event of Default shall exist) shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum.
     2.11 Method of Payment. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any fees (except as set forth in any agreement governing the payment thereof) and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Tranche B Term Percentages or Pro Rata Shares, as the case may be, of the relevant Lenders.
          (b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Tranche B Term Lenders. Unless the Agent shall have been instructed otherwise in writing by the Borrower in the case of a prepayment pursuant to Section 2.6.1, the amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of Tranche B Term Loans pro rata based upon the respective then remaining principal amounts thereof. Amounts prepaid on account of the Term Loans may not be reborrowed, except as provided in Section 2.11 (e).
          (c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.
          (d) All payments of the Secured Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by 1:00 p.m. (New York City time) on the date when due and, shall (except with respect to repayment of the Swing Line Loan) be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at the Funding Office or at any Lending Installation specified in a notice received by the Agent from such Lender. The Agent is hereby authorized to charge the account of the Borrower maintained with the Agent for each payment of principal, interest and bank fees as they become due hereunder; all other fees due hereunder shall be paid by Borrower upon the receipt of an invoice at Borrower’s address.
          (e) At any time and to the extent that, as a result of a reduction in the Aggregate Revolving Loan Commitment or otherwise, the Parent, the Borrower and their Subsidiaries are permitted to incur additional secured indebtedness under Section 4.9(b)(1) and Section 4.12 and clause (7) of the definition of Permitted Liens in Section 1.01 of the 6 7/8% Senior Notes Indenture, the Term Loans shall, automatically and without further act of any party, be deemed prepaid and reborrowed by the Borrower in an amount equal to the amount of additional secured indebtedness so permitted, provided, however, that the provisions of Sections 2.5, 2.6, 2.7, 2.8, 3.4 and 4.2 shall not apply to any such prepayment and reborrowing, and provided further that any Eurodollar Interest Period in effect immediately prior thereto shall remain in effect after such prepayment and reborrowing.
     2.12 Noteless Agreement; Evidence of Obligations. (i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Obligations of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
     (ii) The Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Type thereof and the Eurodollar Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (c) the amount of any sum received by the Agent hereunder from the Borrower and each Lender’s share thereof.
     (iii) The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.
     (iv) Any Lender may request that its Term Loan and/or Revolving Loans, or the Swing Line Lender may request that its Swing Line Loan, be evidenced by a Note. In such event, the Borrower shall execute and deliver to such Lender a Note for such Loans payable to the order of such Lender in a form supplied by the Agent and acceptable to such Lender. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.3, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above.
     2.13 Telephonic Notices. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.
     2.14 Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof and at maturity. Interest at the Floating Rate shall be calculated for actual days elapsed on the basis of a 365-day (366-day in leap year) basis. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Eurodollar Interest Period (or if the applicable Eurodollar Interest Period is greater than three months, on the last day of the third month of such Eurodollar Interest Period), on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest at the Eurodollar Rate and commitment fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

     2.15 Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Revolving Loan Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Agent will notify each Lender of the interest rate and Eurodollar Interest Period applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.
     2.16 Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.
     2.17 Non-Receipt of Funds by the Agent. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal or interest to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.
     2.18 Collateral and Guarantees. (a) The Secured Obligations shall be secured by the following Liens:
     (i) in the case of the Revolving Obligations, Rate Management Obligations owed to one or more Lenders, and the Term Loan Obligations to the extent contemplated pursuant to 2.18(c):
     (A) first priority perfected security interest in all inventory, accounts, equipment, vessels (to the extent subject thereto on the Closing Date), instruments, chattel paper, documents, general intangibles (and proceeds thereof and in the case of inventory, all products thereof) of the Borrower or any Domestic Subsidiary (except Oil Stop, L.L.C., Pro Active Compliance, L.L.C. and Superior Energy Colombia, LLC);
     (B) first priority perfected security interest in all outstanding shares of stock or partnership or membership interests, as the case may be, of each

Subsidiary (except Warrior and Oil Stop, L.L.C., Pro Active Compliance, L.L.C., Superior Energy Services Serviços de Petroleo do Brasil Ltda., and Superior Energy Colombia, LLC, and in the case of any direct Subsidiary of the Borrower incorporated outside of the United States except Superior Energy Services Serviços de Petroleo do Brasil Ltda., the security interest shall extend to 66% of the outstanding shares thereof); and
     (C) first priority perfected security interest in the Parent’s entire membership interest of the Borrower;
     (ii) in the case of the Term Loan Obligations:
     (A) first priority perfected security interest in all inventory, accounts, equipment, vessels, vehicles having a book value in excess of $100,000 individually, instruments, chattel paper, documents, general intangibles (and proceeds thereof and in the case of inventory, all products thereof) of Warrior;
     (B) first priority perfected security interest in the Borrower’s entire membership interest of Warrior; and
     (C) joint and several guaranty of the Term Loan Obligations by Warrior; and
     (iii) in the case of all the Secured Obligations:
     (A) joint and several guaranties by each of the Domestic Subsidiaries (except Oil Stop, L.L.C., Pro Active Compliance, L.L.C. and Superior Energy Colombia, LLC); and
     (B) joint and several guaranty by the Parent.
          (b) In the case of any Subsidiary that is not previously subject to the collateral requirements set forth in Section 2.18(a) but which has assets with a total book value exceeding $15,000,000 at the end of any fiscal quarter after the Closing Date, the Borrower covenants and agrees to execute or cause to be executed, within 60 days after the end of such fiscal quarter, Collateral Documents reasonably required by the Agent in order to subject such Subsidiary to the collateral requirements set forth in Section 2.18(a).
          (c) In the event of any deemed repayment and reborrowing of the Term Loans pursuant to Section 2.11(e), the amount of Term Loans so deemed reborrowed (together with interest thereon and any other amounts payable under the Loan Documents in respect thereof) shall, automatically and without further act of any party, become secured pursuant to the Shared Collateral Documents, provided that, without limiting the effect of the foregoing, to the extent at any time the aggregate outstanding principal amount of the Revolving Obligations shall increase in accordance with this Agreement to an amount not to exceed the lesser of $250,000,000 and the Aggregate Revolving Loan Commitment then in effect, the lien of the Shared Collateral Documents shall, automatically and without further act of any party, be released in respect of an amount of Term Loans equal to the amount of such increase.

          (d) With respect to any property acquired after the Closing Date by the Parent or any of its Subsidiaries that would be subject to the collateral obligations set forth in Sections 2.18 (a) and (b) (other than any property described in paragraph (e) below), as to which the Agent, for the benefit of the Lenders, does not have a perfected Lien, the Parent shall, and shall cause each of its Subsidiaries to, promptly (i) execute and deliver to the Agent such amendments to the Collateral Documents or such other documents as the Agent deems necessary or advisable to grant to the Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Collateral Documents or by law or as may be requested by the Agent (in the case of Warrior, for the benefit of the Tranche B Term Lenders, in all other cases for the benefit of the Lenders).
          (e) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $1,000,000 acquired after the Closing Date by Warrior or any of its Subsidiaries, the Borrower shall cause Warrior or any of its Subsidiaries to, promptly (i) execute and deliver a first priority mortgage, in favor of the Agent, for the benefit of the Lenders, covering such real property (in the case of Warrior, for the benefit of the Tranche B Term Lenders, in all other cases for the benefit of the Lenders), (ii) if requested by the Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Agent in connection with such mortgage, each of the foregoing in form and substance reasonably satisfactory to the Agent and (iii) if requested by the Agent, deliver to the Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Agent.
          (f) Notwithstanding anything to the contrary in this Agreement, if the Tranche B Term Loan is not drawn by the Borrower by December 12, 2006, the Revolving Obligations and Rate Management Obligations owed to one or more Lenders shall be secured by (i) a first priority perfected security interest in all inventory, accounts, equipment, vessels, instruments, chattel paper, documents and general intangibles of Warrior, in the same terms as provided in Section 2.18(a)(i) for any other Domestic Subsidiary (for purposes of this paragraph, the definition of “Domestic Subsidiary” shall include Warrior), (ii) a first priority perfected security interest in all outstanding shares of stock of Warrior, and (iii) joint and several guaranty by Warrior.

ARTICLE III
YIELD PROTECTION; TAXES
     3.1 Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:
     (i) subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its Eurodollar Loans, or
     (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or
     (iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Eurodollar Loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Eurodollar Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Eurodollar Loans held or interest received by it, by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation of making or maintaining its Eurodollar Loans or Commitment or to reduce the return received by such Lender or applicable Lending Installation in connection with such Eurodollar Loans or Commitment, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.
     3.2 Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans or its Commitment to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy). “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.
     3.3 Availability of Types of Advances. If any Lender reasonably determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then the Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.
     3.4 Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Eurodollar Interest Period, whether because of acceleration, prepayment or otherwise (but excluding a mandatory prepayment under Section 2.7.2), or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.
     3.5 Taxes. (i) All payments by the Borrower to or for the account of any Lender or the Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.
     (ii) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (“Other Taxes”).
     (iii) The Borrower hereby agrees to indemnify the Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or

Other Taxes imposed on amounts payable under this Section 3.5) paid by the Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Agent or such Lender makes demand therefor pursuant to Section 3.6.
     (iv) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not less than ten Business Days after becoming a party to this Agreement, (i) deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of the Borrower and the Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.
     (v) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.
     (vi) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.
     (vii) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent). The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement.
     3.6 Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.
     3.7 Replacement of Lender. If the Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender or if any Lender’s obligation to make or continue, or to convert Floating Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 3.3 (any Lender so affected an “Affected Lender”), the Borrower may elect, if such amounts continue to be charged or such suspension is still effective, to replace such Affected Lender as a Lender party to this Agreement, provided that no Event of Default or Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit B and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.

ARTICLE IV
CONDITIONS PRECEDENT
     4.1 Effectiveness; Conditions Precedent to Advances. This Agreement shall be effective upon the Agent’s receipt of signature pages (original or facsimile copies) from the Borrower, the Parent and all of the Lenders. However, the Revolving Lenders shall not be required to make the initial Advance of Revolving Loans after the date hereof until the date on which the conditions in paragraphs (i)(i), (i)(iii), (viii), (ix) and (x) below have been satisfied, and the Borrower has delivered any Notes requested by a Revolving Lender pursuant to Section 2.12. The Tranche B Term Lenders shall not be required to make the Tranche B Term Loans until the date on which the conditions in paragraphs (i)(ii), (i)(iii) (to the extent relating to Section 2.18), (ii) through (vii), and (xi) through (xv) have been satisfied:
(i)	Credit Agreement; Term Loan Collateral Documents. The Agent shall have received (i) this Agreement, executed and delivered by the Agent, the Parent, the Borrower and the Lenders, (ii) the Guarantee and Collateral Agreement and any other Term Loan Collateral Documents, executed and delivered by Warrior and the Borrower, and (iii) any required amendments and/or restatements of the Shared Collateral Documents or new Shared Collateral Documents required to give effect to the provisions of Section 2.18.

(ii)	Transaction. The Transaction shall be consummated in accordance with applicable law and in accordance with the terms of the Merger Agreement and all conditions precedent to the consummation of the Transaction, as set forth in the documentation relating thereto, shall have been satisfied.

(iii)	Pro Forma Financial Statements; Financial Statements. The Lenders shall have received (i) the Pro Forma Financial Statements, (ii) audited consolidated financial statements of (A) the Parent, Borrower and Borrower’s Subsidiaries and (B) Warrior, in each case for the fiscal year ended December 31, 2005 and (iii) unaudited interim consolidated financial statements of (A) the Parent, Borrower and Borrower’s Subsidiaries and (B) Warrior, in each case for each fiscal quarter ended after December 31, 2005 as to which such financial statements are available, and unaudited consolidated financial statements for the same period of the prior fiscal year, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of the Parent, Borrower and Borrower’s Subsidiaries or Warrior.

(iv)	Projections. The Lenders shall have received satisfactory projections through 2013.

(v)	Approvals. All governmental and third party approvals necessary in connection with the Transaction, the continuing operations of the Loan Parties and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Acquisition or the financing contemplated hereby, except (A) in any case which would not have, individually or in the aggregate, a Material Adverse Effect and (B) as otherwise set forth in Section 4.1 (e) and (f) of the Transaction Agreement.

(vi)	Lien Searches. The Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.14 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Agent.

(vii)	Environmental Audit. The Agent shall have received an environmental audit with respect to the real properties of Warrior specified by the Agent.

(viii)	Fees. The Lenders and the Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Agent on or before the Closing Date.

(ix)	Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit D, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(x)	Legal Opinions. The Agent shall have received the legal opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre L.L.P., Louisiana counsel to the Borrower and its Subsidiaries, in the form and substance satisfactory to the Agent. Such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Agent may reasonably require.

(xi)	Pledged Stock; Stock Powers; Pledged Notes. The Agent shall have received (i) the certificates representing the shares of capital stock of Warrior pledged pursuant to the Term Loan Collateral Documents, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Agent pursuant to the Term Loan Collateral Documents endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(xii)	Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create in favor of the Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.14), shall be in proper form for filing, registration or recordation.

(xiii)	Solvency Opinion. The Agent shall have received a solvency opinion from the chief financial officer of the Borrower.

(xiv)	Insurance. The Agent shall have received insurance certificates satisfying the requirements of the Term Loan Collateral Documents.

(xv)	Ratings. The Tranche B Term Loan and the Borrower’s long-term unsecured unsubordinated obligations generally shall be rated as of the Closing Date by Moody’s and Standard&Poor’s.
For purposes of this Section 4.1, any direct or indirect reference to a “Material Adverse Effect” in connection with a Term Loan made on the Closing Date shall mean (i) a “Material Adverse Change” as defined in the Transaction Agreement with respect to the Parent, the Borrower and their subsidiaries taken as a whole or Warrior or (ii) a material adverse effect on (A) the ability of the Parent, the Borrower and the other Loan Parties taken as a whole to perform fully and on a timely basis their obligations under any of the Loan Documents to which they are parties, or (B) the validity or enforceability in any material respect of any of the Loan Documents or the rights and remedies of the Agent or the Lenders under the Loan Documents.
     4.2 Each Advance. The Lenders shall not (except as otherwise set forth in Section 2.1.4 with respect to Revolving Loans for the purpose of repaying Swing Line Loans and in Section 2.11(e) with respect to a deemed reborrowing of the Term Loans) be required to make any Advance unless on the applicable Borrowing Date:
(i)	There exists no Event of Default or Default.

(ii)	The representations and warranties contained in Article V or in any other Loan Documents are true and correct in all material respects as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

(iii)	All matters incident to the making of such Advance shall be satisfactory to the Lenders and their counsel.

(iv)	No Material Adverse Effect relating to the Parent, Borrower and Borrower’s Subsidiaries has occurred since the Closing Date or the date of any financial statements of the Parent submitted subsequent to the Closing Date.

     Each Borrowing Notice and each Conversion/Continuation Notice with respect to each such Advance shall constitute a representation and warranty by the Parent and Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
     The Parent and Borrower represent and warrant to the Lenders that:
     5.1 Existence and Standing. The Parent is a corporation, the Borrower is a limited liability company, and each of the Borrower’s Subsidiaries is a corporation, partnership or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where such failure could not reasonably be expected to have a Material Adverse Effect.
     5.2 Authorization and Validity. Each of the Parent, Borrower and Borrower’s Subsidiaries has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Parent, Borrower, and Borrower’s Subsidiaries of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate or company proceedings, and the Loan Documents to which the Parent, Borrower, and Borrower’s Subsidiaries is a party constitute legal, valid and binding obligations of the Parent, Borrower, and Borrower’s Subsidiaries enforceable against the Parent, Borrower, and Borrower’s Subsidiaries in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
     5.3 No Conflict; Government Consent. Neither the execution and delivery by the Parent, Borrower, and Borrower’s Subsidiaries of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Parent, Borrower, or any of Borrower’s Subsidiaries or (ii) the Parent’s, Borrower’s, or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Parent, Borrower, or any of Borrower’s Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Parent, Borrower, or Borrower’s Subsidiaries pursuant to the terms of any such indenture, instrument or agreement, except where such failure could not reasonably be expected to have a Material Adverse Effect. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Parent, Borrower, or any of Borrower’s Subsidiaries, is required to be obtained by the Parent, Borrower, or any of Borrower’s Subsidiaries in connection with the execution and delivery of the Loan Documents, the Advances under this Agreement, the payment and performance by the Borrower of the Secured Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.
     5.4 Financial Statements. (a) The audited December 31, 2005 and the unaudited March 31, 2006, June 30, 2006 and September 30, 2006 financial statements of (a) the Parent, Borrower and Borrower’s Subsidiaries and (b) Warrior heretofore delivered to the Lenders were prepared in accordance with GAAP and fairly present the consolidated financial condition and operations of the Parent and its Subsidiaries and Warrior, respectively, at such date and the consolidated results of their operations for the period then ended.
          (b) The Pro Forma Financial Statements have been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Transaction, (ii) the Loans to be made on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Financial Statements have been prepared based on the best information available to the Parent as of the date of delivery thereof, and presents fairly on a Pro Forma Basis the estimated financial position of Parent and its consolidated Subsidiaries.
     5.5 Material Adverse Change. Since December 31, 2005 there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Parent and its Subsidiaries, taken as a whole, which could reasonably be expected to have a Material Adverse Effect.
     5.6 Taxes. The Parent, Borrower, and Borrower’s Subsidiaries have filed or caused to be filed all United States federal tax returns or extensions relating thereto and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Parent, Borrower, or any of Borrower’s Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien exists. The United States income tax returns of the Borrower and its Subsidiaries have been closed by the Internal Revenue Service through the fiscal year ended December 31, 2002. No tax liens have been filed with respect to any such taxes. The charges, accruals and reserves on the books of the Parent, the Borrower and Borrower’s Subsidiaries in respect of any taxes or other governmental charges are adequate.
     5.7 Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Parent, the Borrower or Borrower’s Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Loans. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, neither the Parent, the Borrower nor Borrower’s Subsidiaries has any material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4, except for Additional Contingent Consideration that may be payable in connection with an Acquisition.

     5.8 Subsidiaries. Schedule 3 contains an accurate list of all Subsidiaries of the Parent and Borrower (as of the Closing Date, after giving effect to the Transaction), setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.
     5.9 ERISA. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, and the Borrower has not withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan. Neither the Parent nor the Borrower is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Loans hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.
     5.10 Accuracy of Information. No information, exhibit or report furnished by the Parent, the Borrower or Borrower’s Subsidiaries in writing to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading.
     5.11 Material Agreements. Neither the Parent, the Borrower nor any of Borrower’s Subsidiaries is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect if the Parent, the Borrower or Borrower’s Subsidiaries complies with the terms thereof. Neither the Parent, the Borrower nor any of Borrower’s Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Funded Indebtedness.
     5.12 Compliance With Laws. To the best of the knowledge of the officers of the Parent and Borrower, the Parent, the Borrower and Borrower’s Subsidiaries have complied with all laws, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, including, without limitation, Regulation U, T and X of the Board of Governors of the Federal Reserve System, and all Environmental Laws, except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Parent, the Borrower and Borrower’s Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.
     5.13 Ownership of Properties. On the date of this Agreement and on the Closing Date, the Parent, the Borrower and Borrower’s Subsidiaries will have good title, free of all Liens other than Permitted Liens, to all of the Property and assets reflected in the Parent’s most recent consolidated financial statements provided to the Agent and in the Pro Forma Financial Statements as owned by the Parent, the Borrower and Borrower’s Subsidiaries, excluding sales in the ordinary course since that date.
     5.14 Environmental Matters. In the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Parent, the Borrower and Borrower’s Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing due to Environmental Laws. On the basis of this consideration, the Parent and Borrower have concluded that they are aware of no non-compliance with the Environmental Laws that could reasonably be expected to have a Material Adverse Effect. Neither the Parent, the Borrower nor any of Borrower’s Subsidiaries has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.
     5.15 Investment Company Act. Neither the Parent, the Borrower nor any of Borrower’s Subsidiaries is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
     5.16 [Reserved].
     5.17 Solvency. (i) Immediately after the consummation of the Transaction and the other transactions to occur on the date hereof and immediately following the making of each Loan, if any, made on the date hereof and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries, on a consolidated basis; (b) the present fair saleable value of the Property of the Borrower and its Subsidiaries, on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries, on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries, on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries, on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof. The Borrower does not intend to, or to permit any of its Subsidiaries, to, and does not believe that it or any of its Subsidiaries, will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary, and the timing of the amounts of cash to be payable on or in respect of its Funded Indebtedness or the Indebtedness of any such Subsidiary.

     5.18 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Loan Party pending or, to the knowledge of the Parent or the Borrower, threatened; (b) hours worked by and payment made to employees of each Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from any Loan Party on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Loan Party.

ARTICLE VI
COVENANTS
     During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:
     6.1 Financial Reporting. The Parent and Borrower will maintain, for themselves and for each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Lenders:
(i)	Within 90 days after the close of each of the Parent’s fiscal years, or earlier if required pursuant to the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date thereof, an unqualified audit report certified by an independent certified public accounting firm of national standing, prepared in accordance with GAAP on a consolidated basis for Parent, Borrower and Borrower’s Subsidiaries, including balance sheets as of the end of such period, related profit and loss statement, statement of changes in shareholders equity and statement of cash flows (but excluding any work papers relating thereto), accompanied by a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Event of Default or Default, or if, in the opinion of such accountants, any Event of Default or Default shall exist, stating the nature and status thereof.

(ii)	Within 45 days after the close of each of the first three fiscal quarters of each fiscal year of the Parent, or earlier if required pursuant to the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date thereof, consolidated unaudited balance sheets of the Parent, Borrower and Borrower’s Subsidiaries as at the close of each fiscal quarter and consolidated profit and loss statements for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.

(iii)	Simultaneously with the furnishing of the financial statements required under Sections 6.1(i) and (ii), a Compliance Certificate.

(iv)	As soon as possible and in any event within 10 days after receipt by the Parent or Borrower, a copy of any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Parent, Borrower or any of Borrower’s Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

(v)	as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto) of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of an Authorized Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Authorized Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(vi)	Such other information (including non-financial information) as the Agent or any Lender may from time to time reasonably request.
     6.2 Use of Proceeds. (a) The Borrower will, and will cause each Subsidiary to use the proceeds of the Revolving Loans for one or more of the following: (i) for Capital Expenditures and Acquisitions permitted by this Agreement and (ii) for general corporate purposes.
          (b) The Borrower will use the proceeds of the Term Loans to (i) finance a portion of the Transaction and (ii) to pay related fees and expenses in connection with the Transaction.
     6.3 Notice of Default. The Borrower will give prompt notice in writing to the Agent of the occurrence of any Event of Default or Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.
     6.4 Conduct of Business. The Parent and Borrower will, and will cause each of Borrower’s Subsidiaries to, carry on and conduct its business in substantially the same manner and in the same general fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     6.5 Taxes. The Parent and Borrower will, and will cause each of Borrower’s Subsidiaries to, timely file complete and to the best of the Parent’s and Borrower’s knowledge, correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, or extensions relating thereto, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     6.6 Insurance. The Parent and Borrower will, and will cause each of Borrower’s Subsidiaries to, maintain with financially sound and reputable insurance companies insurance on a material portion of their Property in such amounts and covering such risks as is consistent with sound business practice, or as otherwise provided in the Collateral Documents, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

     6.7 Compliance with Laws; Environmental Matters. The Parent and Borrower will, and will cause each of Parent’s Subsidiaries to, comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it or its Property may be subject including, without limitation, Regulations U, T, and X of the Board of Governors of the Federal Reserve System, and also including, without limitation, ERISA and Environmental Laws.
     6.8 Maintenance of Properties. The Parent and Borrower will, and will cause each of Borrower’s Subsidiaries to, do all things reasonably necessary to maintain, preserve, protect and keep its Property material to its business in good repair, working order and condition in light of the uses for such Property, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.
     6.9 Inspection. The Parent and Borrower will, and will cause each of Borrower’s Subsidiaries to, permit the Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Parent, Borrower and each of Borrower’s Subsidiaries, to examine and make copies of the books of accounts and other financial records of the Parent, Borrower and each of Borrower’s Subsidiaries, and to discuss the affairs, finances and accounts of the Parent, Borrower and each of Borrower’s Subsidiaries with, and to be advised as to the same by, their respective officers at such reasonable times and intervals, subject to prior reasonable notice and during business hours, as the Agent or any Lender may designate, provided that other than during the continuation of an Event of Default, the Agent and the Lenders shall not exercise such rights more often than two times during any calendar year.
     6.10 Restricted Payments; Negative Pledge Clauses; Clauses Restricting Subsidiary Distributions. (a) The Parent will not declare or pay any dividends or make any distributions on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding (collectively “Restricted Payments”), except that so long as no Default or Event of Default shall have occurred and be continuing, the Parent may repurchase, acquire or retire its capital stock provided that the aggregate amount of such Restricted Payments after the date hereof shall not exceed $10,000,000 ($160,000,000 in the event the Borrower issues at least $350,000,000 of unsecured debt securities other than the 6 7/8% Senior Notes as permitted pursuant to Section 6.11(a)(vi)). The Borrower’s Subsidiaries may declare and pay dividends or make distributions to the Borrower or to a wholly-owned Subsidiary of the Borrower.
          (b) The Borrower will not, and will not permit any of the Borrower’s Subsidiaries to enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any of them to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, provided that the foregoing shall not apply to (i) restrictions and conditions imposed by law or by this Agreement, (ii) restrictions and conditions existing on the date hereof identified on Schedule 4 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv)

restrictions or conditions imposed by any agreement relating to secured Funded Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Funded Indebtedness, (v) customary provisions in leases and other contracts restricting the assignment thereof or the property subject thereto, (vi) restrictions imposed by customers on cash or other amounts deposited by them pursuant to contracts entered into in the ordinary course of business, (vii) restrictions on the transfer of property or assets required by any regulatory authority having jurisdiction over the Parent, the Borrower or any Restricted Subsidiary, and (viii) restrictions contained in contracts entered into in the ordinary course of business, not relating to any Funded Indebtedness, and that do not, individually or in the aggregate, detract from the value of, or from the ability of the Parent, the Borrower or any Restricted Subsidiary to realized the value of, property or assets of the Parent, the Borrower or any Restricted Subsidiary in any manner material to the Parent, the Borrower or any Restricted Subsidiary.
          (c) The Borrower will not, and will not permit any of the Borrower’s Subsidiaries to enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any of the Borrower’s Subsidiaries to (i) make Restricted Payments in respect of any Equity Interest of such Subsidiary held by, or pay any Funded Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (ii) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (iii) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (x) any restrictions existing under the Loan Documents and (y) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the disposition of all or substantially all of the Equity Interests or assets of such Subsidiary.
          (d) Notwithstanding anything to the contrary in this Agreement, the Borrower will not permit Warrior or its Subsidiaries to (i) make any Restricted Payments in respect of any capital stock of Warrior, or pay any Funded Indebtedness owed to the Parent, the Borrower or any other Subsidiary of the Borrower (other than Warrior or its Subsidiaries), (ii) make loans or advances to, or other Investments in, the Parent, the Borrower or any other Subsidiary of the Borrower (other than Warrior or its Subsidiaries) at any time after the Closing Date exceeding $10,000,000 at any one time outstanding on a net basis, or (iii) transfer any of its assets to the Parent, the Borrower or any other Subsidiary of the Borrower (other than Warrior or its Subsidiaries), provided that Warrior may (x) make Restricted Payments to the extent required (1) to make payments when due in respect of the Term Loans or (2) to pay its allocable portion of taxes to be paid by the Parent and its Subsidiaries and (y) transfer assets to the Parent and its other Subsidiaries so long as such assets remain subject to the Lien of the Term Loan Collateral Documents for the benefit of the Tranche B Term Lenders.
     6.11 Funded Indebtedness; Rate Management Obligations. (a) The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur or suffer to exist any Funded Indebtedness or Rate Management Obligations, except:
(i)	The Loans.

(ii)	Rate Management Obligations (A) related to the Loans or any other Funded Indebtedness permitted pursuant to this Section 6.11 or (B) entered into to hedge or mitigate risks otherwise permitted hereby to which the Borrower or any Subsidiary has actual exposure.

(iii)	Funded Indebtedness (A) of the Borrower to any Subsidiary; (B) of any Wholly Owned Domestic Subsidiary which is a Loan Party to the Borrower or any other Subsidiary; and (C) resulting from Investments permitted pursuant to Section 6.20 (f), (g), (h) or (i).

(iv)	Obligations guaranteed by the Maritime Administration under Title XI of the Merchant Marine Act of 1946, as amended, for the construction of liftboats, up to the aggregate principal amount of $45,000,000.

(v)	Obligations of Superior Energy Liftboats, L.L.C. guaranteed by the Maritime Administration under Title XI of the Merchant Marine Act of 1946, as amended, for the construction or refinancing of construction of liftboats, in the amount outstanding as of the Closing Date.

(vi)	Obligations represented by the 6 7/8% Senior Notes, and (but only in the event the Tranche B Term Commitments are not utilized) other unsecured debt securities not exceeding $400,000,000 in the aggregate principal amount outstanding at any time, provided that in the case of such other unsecured debt securities, (A) both immediately prior and after giving effect to the incurrence of the Funded Indebtedness thereunder, no Default or Event of Default shall have occurred and be continuing, (B) such securities mature after, and do not require any scheduled payments of principal prior to, December 15, 2011 and no amortization payments, mandatory prepayments, or repurchases of such securities may be required prior to December 15, 2011 (other than amortization resulting from any mandatory prepayments required in respect of such securities in connection with the occurrence of an Event of Default under such securities, a change of control of the issuer (including a disposition of all or substantially all of the assets of the Parent, the Borrower and its Subsidiaries, a liquidation or dissolution of the Parent or the Borrower, or any event constituting a Change in Control (as defined herein) or an asset sale by the issuer or a Subsidiary thereof), and (C) such securities contain such other covenants, which, when taken as a whole, are no less favorable to the Parent, the Borrower and their Subsidiaries in any material respect than the covenants contained herein.

(vii)	Other secured Funded Indebtedness and Rate Management Obligations not exceeding $50,000,000 in the aggregate principal amount outstanding at any time.

(viii)	Other unsecured Funded Indebtedness not exceeding $50,000,000 in the aggregate principal amount outstanding at any time.

(ix)	The refinancing of any Funded Indebtedness described in the foregoing Section 6.11(i) through (viii).
               (b) The Parent will not create, incur or suffer to exist any Funded Indebtedness, except Guarantee Obligations in respect of:
(i)	The Loans.

(ii)	The Borrower’s Obligations arising under Rate Management Transactions related to the Loans.

(iii)	Any other Funded Indebtedness of the Borrower or its Subsidiaries permitted by Section 6.11(a).
     6.12 Merger. The Borrower will not, nor will it permit any of its Subsidiaries to, merge or consolidate with or into any other Person, except that a Subsidiary (other than Warrior) may merge into the Borrower or a Wholly-Owned Subsidiary, and the Borrower or a Subsidiary may merge with another Person to affect an Acquisition permitted by Section 6.15. The Parent will not merge or consolidate with or into any other Person.
     6.13 Sale of Assets. (a) The Borrower will not, nor will it permit any of its Subsidiaries to, sell, lease, transfer or otherwise dispose of its Property to any other Person, except:
(i)	Sales of inventory, used or surplus equipment and investments in the ordinary course of business.

(ii)	Leases of its Property in the ordinary course of business.

(iii)	Sales, transfers or other dispositions of its Property for fair market value that, together with all other Property of the Borrower and its Subsidiaries previously sold, transferred or disposed of not otherwise permitted by this Section 6.13(a) during the twelve-month period ending with the month in which any such sale, transfer or other disposition occurs, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries, taken as a whole, and at least 75% of the consideration for which shall consist of cash or Cash Equivalents.

(iv)	Transfers of Property among the Borrower and its Subsidiaries (other than from Warrior).

(v)	A sale of assets which are promptly replaced thereafter by assets of a similar type and value, or otherwise useful in the business of the Borrower or one of the Subsidiaries.

(vi)	Sales of oil, gas and other minerals in the ordinary course of business, including the sale, transfer or other disposition for fair market value of any oil and gas property or interest therein at least 75% of the consideration for which (except in the case of Permitted Business Investments) shall consist of cash or Cash Equivalents.
          (b) The Parent will not lease, sell, transfer or otherwise dispose of any of its membership interest in the Borrower to any other Person.
     6.14 Liens. (a) The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except for the following (in the case of clauses (ix) and (x) below, after giving effect to Section 2.18 (c)) (collectively, “Permitted Liens”):

(i)	Liens for taxes, assessments or governmental charges or levies on its Property if the same are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(ii)	Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, maritime, and oil and gas well liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 90 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

(iii)	Inchoate contractual Liens arising in the ordinary course of the oil and gas business under joint operating agreements, leases, farm outs, division orders and similar agreements.

(iv)	Liens arising out of pledges or deposits (A) under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation; and (B) under bids, tenders and performance agreements.

(v)	Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries.

(vi)	Liens in favor of the Agent, for the benefit of the Lenders, granted pursuant to any Collateral Document.

(vii)	Attachment, judgment and other similar, non-tax Liens in connection with court proceedings, but only if and for so long as the execution or other enforcement of such Liens is and continues to be effectively stayed and bonded on appeal in a manner reasonably satisfactory to Lenders for the full amount of such Liens, the validity and amount of the claims secured thereby are being actively contested in good faith and by appropriate lawful proceedings, such Liens do not, in the aggregate, materially detract from the value of the Property of the Borrower or any of its Subsidiaries or materially impair the use thereof in the operation of the Borrower’s or any of its Subsidiaries’ business and such Liens are and remain junior in priority to the Liens in favor of the Lender.

(viii)	Liens on vessels, charters or related items securing Funded Indebtedness permitted under Sections 6.11(a)(iv) and 6.11(a)(v).

(ix)	Liens securing Funded Indebtedness of the Borrower and its Subsidiaries permitted under Section 6.11(a)(vii).

(x)	Other Liens on assets of the Borrower or its Subsidiaries having an aggregate value not exceeding $10,000,000.

          (b) The Parent will not create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except for the following (collectively, the “Permitted Liens”):
(i)	Liens for taxes, assessments or governmental charges or levies on its Property if the same are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(ii)	Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

(iii)	Liens in favor of the Agent, for the benefit of the Lenders, granted pursuant to any Collateral Document.

(iv)	Attachment, judgment and other similar, non-tax Liens in connection with court proceedings, but only if and for so long as the execution or other enforcement of such Liens is and continues to be effectively stayed and bonded on appeal in a manner reasonably satisfactory to Lenders for the full amount of such Liens, the validity and amount of the claims secured thereby are being actively contested in good faith and by appropriate lawful proceedings, such Liens do not, in the aggregate, materially detract from the value of the Property of the Borrower or any of its Subsidiaries or materially impair the use thereof in the operation of the Borrower’s or any of its Subsidiaries’ business and such Liens are and remain junior in priority to the Liens in favor of the Lender.
     6.15 Acquisitions. (a) The Borrower will not, and will not permit any of its Subsidiaries to, make any Acquisition of any Person, other than (A) the consummation of the Transaction, and (B) the Projected Acquisition, except as follows: (i) the Acquisition shall be with the consent of the Person (non-hostile); (ii) the total consideration for the Acquisition shall not exceed $75,000,000; (iii) the total consideration (including all Additional Contingent Consideration) of all Acquisitions during any 12-month period shall not exceed $150,000,000 in the aggregate; (iv) the business and assets subject to the Acquisition shall be in the same line of business as the Borrower and its Subsidiaries; (v) at the time of the Acquisition, no Default and no Event of Default shall exist; (vi) no Event of Default shall exist as a result of the Acquisition; (vii) in the case of a merger of the Borrower, the Borrower shall be the surviving entity; (viii) the Borrower and the affected Subsidiaries shall grant a security interest in the stock or membership interest or partnership interest in any new Subsidiary in favor of the Agent and the Lenders if required by Section 2.18(b); (ix) if the Person subject to the Acquisition becomes a Domestic Subsidiary, and if required by Section 2.18(b), the Domestic Subsidiary shall execute (A) a security agreement in any securities of any Subsidiaries of the new Subsidiary, (B) one or more security agreements in the assets of the Domestic Subsidiary, and (C) a joint and several guaranty of the Secured Obligations; (x) if required by the Agent, the Borrower shall submit a legal opinion with respect to the Acquisition to the Agent, in form and substance reasonably satisfactory to the agent; and (xi) based on pro forma financial statements, the Borrower shall have at least $15,000,000 of availability under the Revolving Loan Commitment immediately following the Acquisition.
          (b) The Parent will not make any Acquisition of any Person, except for the Acquisition of all of the membership interest of the Borrower.
     6.16 Transactions with Affiliates. The Borrower and the Parent will not, and will not permit any of the Borrower’s Subsidiaries to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except (a) in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or Parent’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower, Parent or such Subsidiary then the Borrower, Parent or such Subsidiary would obtain in a comparable arms height and length transaction; and (b) transactions between or among the Borrower and/or the Parent and/or any Wholly-Owned Domestic Subsidiary of the Borrower and/or Parent.
     6.17 Appraisals. At any time following the Closing Date, the Agent shall have the right to, or the Agent at the request of the Required Lenders shall, order and obtain appraisals from a nationally recognized firm reasonably acceptable to the Agent, and in form and substance satisfactory to the Agent, of the fair market value of all of the fixed assets (including property, plant, vessels and equipment) of the Borrower and its Subsidiaries, at the Borrower’s expense, once prior to the Revolving Loan Termination Date, and once thereafter prior to repayment in full of the Term Loans. The Borrower shall cooperate with the Agent and the appraiser so as to facilitate the delivery of the appraisal within 60 days after the Agent’s request therefor.
     6.18 Financial Covenants.
     6.18.1 Maximum Leverage Ratio. The Parent will not permit the ratio (the “Leverage Ratio”), determined on a Pro Forma Basis, of (i) Funded Indebtedness plus Additional Contingent Consideration as of the end of each fiscal quarter (the determination date) to (ii) EBITDA for the four fiscal quarters ending with such determination date, to be greater than 3.00 to 1.00.
     6.18.2 Maximum Adjusted Leverage Ratio. The Parent will not permit the ratio (the “Adjusted Leverage Ratio”), determined on a Pro Forma Basis, of (i) Funded Indebtedness plus Additional Contingent Consideration, plus the present value of all obligations to plug and abandon oil and gas wells (and modifications to structures and pipelines) as reflected on the Borrower’s financial statements in accordance with GAAP, in each case, as of the end of each fiscal quarter (the determination date) to (ii) EBITDA for the four fiscal quarters ending with such determination date, to be greater than 3.65 to 1.00.
     6.18.3 Minimum Fixed Charge Coverage Ratio. The Parent will not permit the ratio, determined on a Pro Forma Basis (the “Fixed Charge Coverage Ratio”), of (i) EBITDA for the four fiscal quarters ending with each fiscal quarter (the determination date) minus the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such period on account of Capital Expenditures (excluding the principal amount of Funded Indebtedness incurred in connection with such expenditures, any such expenditures financed with the proceeds of any

Reinvestment Deferred Amount and, through December 31, 2007, 50% of the aggregate cash balances of the Borrower and its Subsidiaries on the Closing Date), to (ii) Interest Expense plus scheduled payments of principal on permitted Funded Indebtedness plus cash Income Taxes actually paid during such four fiscal quarter periods ending with such determination date, to be less than 1.10 to 1.00.
     6.19 Plug and Abandonment Liabilities. The Borrower will not, and will not permit any of its Subsidiaries to, create or assume liabilities to plug and abandon offshore wells in excess of the amount permitted by the Minerals Management Service without supplemental bonding.
     6.20 Investments. The Borrower will not, and will not permit any of its Subsidiaries to, make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Equity Interests, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:
          (a) extensions of trade credit in the ordinary course of business;
          (b) investments in Cash Equivalents;
          (c) Guarantee Obligations and Rate Management Obligations permitted by Section 6.11;
          (d) the Transaction;
          (e) Permitted Acquisitions;
          (f) Guarantees of performance or other obligations (other than Funded Indebtedness) arising in the ordinary course of business to the extent otherwise permitted hereunder, including obligations under master service and charter agreements, oil and natural gas exploration, development, joint operating, and related agreements;
          (g) intercompany Investments by the Parent and its Subsidiaries in the Parent or any Person that, prior to such investment, is a Wholly Owned Subsidiary and a Loan Party;
          (h) Investments in existence on the date hereof listed on Schedule 3 or Schedule 5; and
          (i) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed at any one time outstanding 15% of Consolidated Net Tangible Assets.
     6.21 Amendments of Other Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, amend, supplement or otherwise modify the terms and conditions of the Transaction Agreement or the 6 7/8% Senior Notes Indenture in a manner materially adverse to the interests of the Lenders.

ARTICLE VII
EVENTS OF DEFAULT
     The occurrence of any one or more of the following events shall constitute an Event of Default:
     7.1 Any representation or warranty made or deemed made by or on behalf of the Parent, the Borrower or any of Borrower’s Subsidiaries to the Lenders or the Agent under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.
     7.2 Nonpayment of any interest or principal on the Loan, or nonpayment of any commitment fee or other obligations under any of the Loan Documents, or nonpayment of any Rate Management Obligations to any Lender, or nonpayment of any reimbursement obligations to a Lender under any Letter of Credit, in each case (other than with respect to any such principal amount or reimbursement obligations) within five days after the same becomes due.
     7.3 The breach by the Parent or Borrower of any of the terms or provisions of Section 6.2, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.18, 6.19, 6.20 or 6.21.
     7.4 The breach by the Parent or Borrower (other than a breach which constitutes an Event of Default under another Section of this Article VII) of any of the terms or provisions of this Agreement or any other Loan Document which is not remedied within 30 days after written notice from the Agent or any Lender.
     7.5 Failure of the Parent, the Borrower or any of Borrower’s Subsidiaries to pay when due any Funded Indebtedness or Rate Management Obligations to any Person other than the Lenders aggregating in excess of $10,000,000 (“Material Indebtedness”); or the default by the Parent, the Borrower or any of Borrower’s Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Parent, the Borrower or any of Borrower’s Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due. Notwithstanding the foregoing, the default by Superior Energy Liftboats, L.L.C. (“Liftboats”) on any Funded Indebtedness guaranteed by the Maritime Administration shall be excluded from the effect of this Section 7.5, unless and until the Maritime Administration makes a formal demand for payment under any guaranty issued by the Parent, the Borrower or other Subsidiary in connection therewith.
     7.6 The Parent, the Borrower or any of Borrower’s Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.
     7.7 Without the application, approval or consent of the Parent, the Borrower or any of Borrower’s Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Parent, the Borrower or any of Borrower’s Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Parent, the Borrower or any of Borrower’s Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.
     7.8 Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Parent, the Borrower and Borrower’s Subsidiaries which, when taken together with all other Property of the Parent, the Borrower and Borrower’s Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.
     7.9 The Parent, the Borrower or any of Borrower’s Subsidiaries shall fail within 60 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $25,000,000 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.
     7.10 Any Change in Control shall occur.
     7.11 Any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Substantial Portion of the Collateral purported to be covered thereby, except as permitted by the terms of this Agreement or any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document.

ARTICLE VIII
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
     8.1 Acceleration. If any Event of Default described in Section 7.6 or 7.7 occurs with respect to the Parent, Warrior or Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Lender. If any other Event of Default occurs, the Required Lenders (or the Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.
     With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all reimbursement obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).
     If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Event of Default (other than any Event of Default as described in Section 7.6 or 7.7 with respect to the Parent, Warrior or the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.
     8.2 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 8.2. The Required Lenders (in the case of the Term Loan Collateral Documents, the Majority Facility Lenders holding Term Loans) and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders (in the case of the Term Loan Collateral Documents, the Majority Facility Lenders holding Term Loans), the Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders (or the Majority Facility Lenders holding Term Loans) or the

Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of the Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby (and in the case of the Revolving Loan Commitments, of the Majority Facility Lenders in respect of the Term Loans); (ii) eliminate or reduce the voting rights of any Lender under this Section 8.2 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Loan Parties from their obligations under the Collateral Documents, in each case without the written consent of all Lenders; (iv) release all or substantially all of the Collateral under the Term Loan Collateral Documents without the written consent of all Tranche B Term Lenders; (v) amend, modify or waive any provision of Section 2.11 or 2.18 without the written consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby; (vi) reduce the amount of Net Cash Proceeds, Net Equity Proceeds or Excess Cash Flow required to be applied to prepay Loans under this Agreement without the written consent of the Majority Facility Lenders with respect to each Facility adversely affected thereby; (vii) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (viii) amend, modify or waive any provision of Section 10 or any other provision of any Loan Document that affects the Agent without the written consent of the Agent; (ix) amend, modify or waive any provision of Section 2.1.4 without the written consent of the Agent; or (x) amend, modify or waive any provision of Section 2.2 without the written consent of the Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Event of Default, or impair any right consequent thereon.

     Notwithstanding the foregoing, this Agreement may be amended with the written consent of the Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing, replacement or modification of all outstanding Term Loans (“Replaced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”), provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Replaced Term Loans and (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Replaced Term Loans at the time of such refinancing.
     8.3 Preservation of Rights. No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of an Event of Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Secured Obligations have been paid in full.

ARTICLE IX
GENERAL PROVISIONS
     9.1 Survival of Representations. All representations and warranties of the Parent and Borrower contained in this Agreement shall survive the making of the Loans herein contemplated.
     9.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.
     9.3 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
     9.4 Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Parent, the Borrower, Borrower’s Subsidiaries, the Agent and the Lenders and supersede all prior agreements and understandings among the Parent, the Borrower, Borrower’s Subsidiaries, the Agent and the Lenders relating to the subject matter thereof other than the fee letter described in Section 10.13.
     9.5 Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.
     9.6 Expenses; Indemnification. (i) The Borrower shall reimburse the Agent and the Arranger for any costs and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent, the Arranger and the Lenders for any costs and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Agent, the Arranger and the Lenders, which attorneys may be employees of the Agent, the Arranger or the Lenders) paid or incurred by the Agent, the Arranger or any Lender in connection with the collection and enforcement of the Loan Documents. The Borrower acknowledges that from time to time the Agent may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the “Reports”) pertaining to the Borrower’s assets for internal use by the Agent from information furnished to it by or on behalf of the Borrower, after the Agent has exercised its rights of inspection pursuant to this Agreement.
     (ii) The Borrower hereby further agrees to indemnify the Agent, the Arranger, each Lender, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent, the Arranger, any Lender or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.
     9.7 Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.
     9.8 Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.
     9.9 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
     9.10 Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders and the Agent on the other hand shall be solely that of borrower and lenders. Neither the Agents, the Arranger nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agents, the Arranger nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that neither the Agents, the Arranger nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Agents, the Arranger nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

     9.11 Confidentiality. Each Lender agrees to hold any confidential information which it may receive from the Parent or Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which such Lender is a party, (vi) to such Lender’s direct or indirect contractual counterparties in Rate Management Transactions or to legal counsel, accountants and other professional advisors to such counterparties, and (vii) permitted by Section 12.4.
     Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.
     All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.
     9.12 Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Loans provided for herein.
     9.13 Disclosure. The Borrower and each Lender hereby (i) acknowledge and agree that the Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates, and (ii) waive any liability of the Agent or such Affiliate of the Agent to the Borrower or any Lender, respectively, arising out of or resulting from such investments, loans or relationships other than liabilities arising out of the gross negligence or willful misconduct of the Agent or its Affiliates.
     9.14 The PATRIOT Act. Each Lender hereby notifies the Parent, Borrower and Subsidiaries that pursuant to the requirements of the Uniting and Strengthening by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of P.L. No. 107-56) (known as “The PATRIOT Act”), each Lender is required to obtain, verify and record information that identifies the Parent, Borrower and Subsidiaries, which information includes the name and address of the Parent, Borrower and Subsidiaries and other information that will allow such Lender to identify the Parent, Borrower and Subsidiaries in accordance with The PATRIOT Act.

ARTICLE X
THE AGENT
     10.1 Appointment; Nature of Relationship. JPMorgan Chase Bank, N.A. is hereby appointed by each of the Lenders as its contractual representative hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Agent,” it is expressly understood and agreed that the Agents shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Agents (i) do not hereby assume any fiduciary duties to any of the Lenders, (ii) are a “representative” of the Lenders within the meaning of Section 9-105 of the Uniform Commercial Code and (iii) are acting as independent contractors, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Agents on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.
     10.2 Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto; provided, however in the event of a conflict between the terms and provisions of any Loan Document (other than this Agreement) and this Agreement, the terms and conditions of this Agreement shall control. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents, subject to any limitation contained in this Agreement, to be taken by the Agent.
     10.3 General Immunity. Neither the Agents nor any of their directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.
     10.4 No Responsibility for Loans, Recitals, etc. Neither the Agents nor any of their directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any Advance hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Event of Default or Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in the Collateral; or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower’s or any such guarantor’s respective Subsidiaries. The Agents shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Agent at such time, but is voluntarily furnished by the Borrower to the Agent (either in its capacity as Agent or in its individual capacity).
     10.5 Action on Instructions of Lenders. Except as may otherwise be provided in Section 8.2, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.
     10.6 Employment of Agents and Counsel. Except as may otherwise be provided in Section 8.2, the Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent’s duties hereunder and under any other Loan Document.
     10.7 Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.
     10.8 Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to each Lender’s Pro Rata Share (i) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (a) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent and (b) any indemnification required pursuant to Section 3.5(vii) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.
     10.9 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Default hereunder unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Event of Default or Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.
     10.10 Rights as a Lender. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitments and its Loans as any Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.
     10.11 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agents, the Arranger or any other Lender and based on the financial statements prepared by the Parent, Warrior or Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agents, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.
     10.12 Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. The Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the

Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent’s giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent. Notwithstanding the previous sentence, the Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder. If the Agent has resigned or been removed and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent. Upon the effectiveness of the resignation or removal of the Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents.
     10.13 Agent’s Fee; Arranger’s Fee. The Borrower agrees to pay to the Agent and the Arranger, for their own accounts, the fees agreed to by the Borrower, the Agent and the Arranger pursuant to that certain letter agreement dated the date of this Agreement, or as otherwise agreed from time to time.
     10.14 Delegation to Affiliates. The Borrower and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Articles IX and X.
     10.15 Execution of Collateral Documents. The Lenders hereby empower and authorize the Agent to execute and deliver to the Borrower on their behalf the Collateral Documents and all related financing statements and any financing statements, agreements, documents or instruments as shall be necessary or appropriate to effect the purposes of the Collateral Documents.
     10.16 Collateral Releases. The Lenders hereby empower and authorize the Agent to execute and deliver to the Borrower on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of Collateral which shall be permitted by the terms hereof or of any other Loan Document or which shall otherwise have been approved by the Required Lenders (or, if required by the terms of Section 8.2, all of the Lenders or the Majority Facility Lenders under a particular Facility) in writing.

ARTICLE XI
SETOFF; RATABLE PAYMENTS
     11.1 Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Event of Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Funded Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Secured Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.
     11.2 Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share or Tranche B Term Percentage, as applicable, of the Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives Collateral or other protection for its Secured Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such Collateral ratably in proportion to their respective Pro Rata Shares or Tranche B Term Percentages, as applicable. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.
     If an amount to be set off is to be applied to permitted Funded Indebtedness of the Borrower to a Lender other than Secured Obligations under this Agreement, such amount shall be applied ratably to such other Funded Indebtedness and to the Secured Obligations.
     Notwithstanding the foregoing (a) proceeds of Collateral under the Term Loan Collateral Documents shall be shared solely among Tranche B Term Lenders ratably in proportion to their respective Tranche B Term Percentages and (b) proceeds of Collateral under the Shared Collateral Documents shall be shared among all Lenders ratably in proportion to their respective Pro Rata Shares and, in the case of the Tranche B Term Lenders, their respective Tranche B Term Percentages of the aggregate amount of Secured Obligations held by them and secured pursuant to the Shared Collateral Documents.

ARTICLE XII
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
     12.1 Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Parent, Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.
     12.2 Participations.
     12.2.1 Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Obligations owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents, or any Letter of Credit issued by said Lender. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Loans and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.
     12.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan or Commitment, extends the Revolving Loan Termination Date, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan or Revolving Loan Commitment, releases any guarantor of any such Loan or releases all or a Substantial Portion of the Collateral, if any, securing any such Loan.
     12.2.3 Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.
     12.3 Permitted Assignments.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.
          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:
     (A) the Borrower (such consent not to be unreasonably withheld), provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 7.2 or 7.6 has occurred and is continuing, any Person;
     (B) the Agent, provided that no consent of the Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an affiliate of a Lender or an Approved Fund; and
     (C) the Issuing Bank, in the case of any assignment of any Lender’s Revolving Commitment.
          (ii) Assignments shall be subject to the following additional conditions:
     (A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent) shall not be less than $5,000,000 (or, in the case of the Tranche B Term Loan, $1,000,000) unless each of the Borrower and the Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;
     (B) (1) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Agent; and
     (C) the Assignee, if it shall not be a Lender, shall deliver to the Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
     For the purposes of this Section 12.3, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.
     (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment Agreement the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.1, 3.2, 3.4, 3.5 and 9.6). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
     (iv) The Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each

Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.
     (v) Upon its receipt of a duly completed Assignment Agreement executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Agent shall accept such Assignment Agreement and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (c) (i) Any Lender may, without the consent of the Borrower or the Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 8.2 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.2 as though it were a Lender, provided such Participant shall be subject to Section 11.2 as though it were a Lender.
     (ii) A Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.5 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.19 unless such Participant complies with Section 3.5 (iv).
          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
          (e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.
          (f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Agent and without regard to the limitations set forth in Section 12.3(b). Each of Parent, the Borrower, each Lender and the Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.
     12.4 Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Parent, Borrower and Borrower’s Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.
     12.5 Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(iv).

ARTICLE XIII
NOTICES
     13.1 Notices. Except as otherwise permitted by Section 2.13 with respect to Borrowing Notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower, at 1105 Peters Road, Harvey, Louisiana 70058, Facsimile: (504) 362-1818 (Attention: President), (y) in the case of the Agent or any Lender, at its address or facsimile number set forth on Schedule 1 hereto or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Agent under Article II shall not be effective until received.
     13.2 Change of Address. The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XIV
COUNTERPARTS
     14.1 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Parent, the Borrower, the Agent and the Lenders and each party has notified the Agent by facsimile transmission or telephone that it has taken such action.

ARTICLE XV
CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL
     15.1 GOVERNING LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF LOUISIANA, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.
     15.2 SUBMISSION TO JURISDICTION. THE PARENT, THE BORROWER AND THE AGENT HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR LOUISIANA STATE COURT SITTING IN NEW ORLEANS, LOUISIANA IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND EACH OF THE PARENT AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE PARENT OR THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE PARENT OR THE BORROWER AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW ORLEANS, LOUISIANA.
     15.3 WAIVER OF JURY TRIAL. PARENT, THE BORROWER, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

     IN WITNESS WHEREOF, the Parent, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.

BORROWER:	SESI, L.L.C.

	By:	Superior Energy Services, Inc.,
Member Manager

	By:	/s/ Robert S. Taylor

Name: Robert S. Taylor
Title: Chief Financial Officer

PARENT:	SUPERIOR ENERGY SERVICES, INC.

	By:	/s/ Robert S. Taylor

Name: Robert S. Taylor
Title: Chief Financial Officer

AGENT AND LENDER:	JPMORGAN CHASE BANK, N.A.

	By:	/s/ Steven D. Nance

Name: Steven D. Nance
Title: Senior Vice President

LENDER:	WELLS FARGO BANK, N.A.

	By:	/s/ Philip C. Lauinger III

Name: Philip C. Lauinger III
Title: Vice President

LENDER:	WHITNEY NATIONAL BANK

	By:	/s/ Hollie L. Ericksen

Name: Hollie L. Ericksen
Title: Vice President

LENDER:	PNC BANK, NATIONAL ASSOCIATION

	By:	/s/ Kay Murphy

Name: Kay Murphy
Title: Relationship Manager

LENDER:	BANK OF SCOTLAND

	By:	/s/ Karen Weich

Name: Karen Weich
Title: Vice President

LENDER:	NATEXIS (fks Natexis Banques Populaires)

	By:	/s/ Timothy Polvado

Name: Timothy Polvado
Title: Managing Director

By:	/s/ Loius P. Laville, III

Name: Loius P. Laville, III
Title: Managing Director

LENDER:	CAPITAL ONE, NATIONAL ASSOCIATION

	By:	/s/ Mark Preston

Name: Mark Preston
Title: Vice President

LENDER:	FORTIS CAPITAL CORPORATION

	By:	/s/ Douglas Riahi

Name: Douglas Riahi
Title: Managing Director

By:	/s/ Carl Rasmussen

Name: Carl Rasmussen
Title: Senior Vice President

LENDER:	COMERICA BANK, NA

	By:	/s/ Gary Culbertson

Name: Gary Culbertson
Title: Vice President, Texas Division